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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported):  DECEMBER 28, 2000
                                                   -----------------



                             NEWPARK RESOURCES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           DELAWARE                     1-2960                   72-1123385
----------------------------         ------------            -------------------
(State or other jurisdiction         (Commission                (IRS Employer
 of incorporation)                   File Number)            Identification No.)


 3850 NORTH CAUSEWAY, SUITE 1770
         METAIRIE, LOUISIANA                                       70002
----------------------------------------                         ---------
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code: (504) 838-8222
                                                    --------------


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ITEM 5. OTHER EVENTS.

         On December 28, 2000, Newpark Resources, Inc., a Delaware corporation ("Newpark"), completed the sale to Fletcher International, Ltd., a Bermuda company affiliated with Fletcher Asset Management, Inc. ( "Purchaser"), of 120,000 shares of Series C Convertible Preferred Stock, $0.01 par value per share (the "Series C Preferred Stock"). The aggregate purchase price for the Series C Preferred Stock was $30.0 million, and the net proceeds from the sale have been used to repay indebtedness. No underwriting discounts or commissions were paid in connection with the sale of the securities.

         The following description of the Series C Preferred Stock is qualified in its entirety by reference to the Certificate of Rights and Preferences relating to the Series C Preferred Stock (the "Certificate"), which is attached as an exhibit hereto.

         Cumulative dividends are payable on the Series C Preferred Stock quarterly in arrears. The dividend rate is 4.5% per annum, based on the stated value of $250 per share of Series C Preferred Stock. Subject to certain conditions specified in the Certificate, dividends payable on the Series C Preferred Stock may be paid at the option of Newpark either in cash or by issuing shares of Newpark's Common Stock that have been registered under the Securities Act of 1933, as amended (the "Act"). The number of shares of Common Stock of Newpark to be issued as dividends is determined by dividing the cash amount of the dividend otherwise payable by the market value of the Common Stock determined in accordance with the provisions of the Certificate. If Newpark fails to pay any dividends when due, those dividends will accumulate and accrue additional dividends at the then existing dividend rate. The dividend rights of the Series C Preferred Stock are junior to the dividend rights of the 150,000 shares of Newpark's Series A Cumulative Perpetual Preferred Stock (the "Series A Preferred Stock") and pari passu with the 120,000 shares of Newpark's Series B Convertible Preferred Stock (the "Series B Preferred Stock"). The Series B Preferred Stock is also owned by a company affiliated with Fletcher Asset Management, Inc., which acquired these shares from Newpark on June 1, 2000.

         So long as shares of the Series C Preferred Stock are outstanding, no dividends may be paid on the Common Stock or any other securities of Newpark ranking junior to the Series C Preferred Stock with respect to dividends and distributions on liquidation ("Junior Securities"), except for dividends payable solely in shares of Common Stock. Subject to certain exceptions, no shares of Junior Securities or securities of Newpark having a priority equal to the Series C Preferred Stock with respect to dividends and distributions on liquidation may be purchased or otherwise redeemed by Newpark unless all accumulated dividends on the Series C Preferred Stock have been paid in full.

         Upon a liquidation of Newpark, the holders of the Series C Preferred Stock will be entitled to receive $250 per share of Series C Preferred Stock plus accrued dividends before the holders of any Junior Securities receive any payment. The liquidation rights of the Series C Preferred Stock are junior to the liquidation rights of the holders of the Series A Preferred Stock, who are entitled to receive $100 per share of Series A Preferred Stock plus accrued dividends before holders of the Series C Preferred Stock or Common Stock receive any payment, and pari passu with the liquidation rights of the holders of the Series B Preferred Stock, who also are entitled to receive $250 per share of Series B Preferred Stock plus accrued dividends before the holders of any Junior Securities receive any payment. The holders of Common Stock will receive all liquidating distributions after

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the holders of the Series A Preferred Stock, the Series B Preferred Stock and
the Series C Preferred Stock have received their stated amounts, unless Newpark later issues additional shares of preferred stock having priority over the Common Stock with respect to liquidating distributions.

         The holders of the Series C Preferred Stock will have the right to convert all or any part of the Series C Preferred Stock into Common Stock at a conversion rate based on the then current market value of the Common Stock, as determined in accordance with the provisions of the Certificate, but the conversion rate shall not be less than $4.3125 nor more than $11.2125, although these minimum and maximum conversion prices are subject to adjustment upon the occurrence of certain events. For purposes of any conversion, each share of Series C Preferred Stock will have a value equal to its liquidation preference, plus any accrued and unpaid dividends.

         If Newpark is in arrears in the payment of dividends on the Series C Preferred Stock in an aggregate amount equal to more than two quarterly dividends, the holders of the Series C Preferred Stock, voting as a separate class, will be entitled to elect a specified percentage of the members of Newpark's Board of Directors. This percentage will be equal to the percentage of the total number of outstanding shares of Common Stock (including the shares issuable to the holders) that the holders of Series C Preferred Stock then own or are deemed to own assuming that all unconverted shares of Series C Preferred Stock were converted into Common Stock.

         The Series C Preferred Stock will not otherwise have voting rights on ordinary corporate matters, except as required by Delaware law. However, approval of a majority of the Series C Preferred Stock will be required before Newpark can effect any changes to the rights of the Series C Preferred Stock or issue any additional shares of capital stock having a priority equal or senior to the Series C Preferred Stock with respect to dividends or distributions upon liquidation. The holders of the Series C Preferred Stock also will vote separately as a class and the approval of a majority of the Series C Preferred Stock will be required to (a) permit any subsidiary of Newpark to issue or sell any securities of any Newpark subsidiary or to sell all or substantially all of the assets of any Newpark subsidiary to anyone other than Newpark or another subsidiary of Newpark, (b) increase or decrease, other than by redemption or conversion, the total number of authorized shares of preferred stock of Newpark or (c) amend any provisions of any capital stock of Newpark so as to make such capital stock redeemable by Newpark.

         The Certificate provides the holders of Series C Preferred Stock with certain rights if Newpark is involved in a "Business Combination". These rights include the right to elect to receive either or a combination of (a) the stock and other securities, cash and property which the holder would have received had the holder converted the Series C Preferred Stock into Common Stock immediately before the transaction (without regard to the minimum conversion price described above), (b) shares of common stock of the acquiring person or its parent company, as elected by the holders, according to formulas contained in the Certificate, which take into account various factors, including the acquisition price for Newpark's Common Stock, the conversion price for the Series C Preferred Stock (without regard to the minimum conversion price described above), the market price of the common stock of the acquiring person or its parent and the stated value of the Series C Preferred Stock, or (c) cash in an amount equal to 133% of the stated value of the Series C Preferred Stock. This cash payment is to be paid by the acquiring person and not Newpark. The acquiring

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person also will be required to assume, in writing, the obligations of Newpark under the Certificate. The rights of the holders of the Series C Preferred Stock in any Business Combination may delay, deter or prevent a change in control of Newpark.

         The agreement pursuant to which the Series C Preferred Stock was issued (the "Agreement") requires Newpark to use its best efforts to register under the Act 1.5 times the number of shares of Common Stock issuable as of the effective date of the registration statement upon conversion of the Series C Preferred Stock or as dividends on the Series C Preferred Stock within the year following that date. Newpark will be required to increase the number of shares registered under the registration statement if the total number of shares of Common Stock issued and issuable with respect to the Series C Preferred Stock (including shares issued or issuable as dividends within one year following the measurement date) exceeds 80% of the number of shares then registered. Newpark currently estimates that the registration statement will initially cover approximately 5,750,000 shares of Common Stock. Newpark also is required to obtain stockholder consent if the total number of shares of Common Stock issued or issuable to Purchaser with respect to the Series C Preferred Stock would exceed 13,905,718 (19.99% of the number of shares outstanding on December 27, 2000) and the listing requirements or rules of the New York Stock Exchange would require stockholder approval to issue in excess of this amount. If this stockholder consent is not received within 60 days after notice is sent to Newpark by Purchaser, Purchaser may convert the number of shares of Common Stock exceeding 13,905,718 into an "Excess Right". This Excess Right will have a value equal to the market price of the Common Stock on the notice date times the number of shares of Common Stock converted into the Excess Right. For one year after its issuance, Purchaser may convert the Excess Right into shares of Series C Preferred Stock at the ratio of $250 of stated value of Excess Right into one share of Series C Preferred Stock.

         The Agreement also provides that, unless otherwise specified by Purchaser, the number of shares that may be issued upon conversion of the Series B Preferred Stock and the Series C Preferred Stock, and upon the exercise of the warrant issued to the holder of the Series B Preferred Stock, may not exceed 6,782,337, plus 9.75% of the increase in the number of outstanding shares of Common Stock of Newpark since December 27, 2000, unless Purchaser delivers an increase notice and 65 days passes after that notice is delivered. Newpark is required to give Purchaser a monthly notice of the increase in the number of outstanding shares of Common Stock.

         With certain exceptions, the Agreement requires Newpark to provide Purchaser, its affiliates and its designees who together with Purchaser and its affiliates hold at least 60,000 shares of Series C Preferred Stock, with a ten trading day right of first refusal with respect to the issuance of any shares of Newpark's capital stock or any securities convertible into or exchangeable for any shares of Newpark's capital stock. However, this right of first refusal will only become effective at such time as the right of first refusal under the agreement relating to the Series B Preferred Stock is of no further force or effect. The right of first refusal will terminate at such time as the number of shares of Common Stock Newpark is required to register under the Act pursuant to the Agreement and the agreement relating to the Series B Preferred Stock is less than 3,478,169, as that number may be adjusted for stock splits, stock dividends, recapitalizations or other similar adjustments.


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         The sale of the Series C Preferred Stock was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The sale was made without general solicitation or advertising, Purchaser is a sophisticated investor with access to all relevant information necessary to evaluate an investment in the securities, and Purchaser represented to Newpark that the securities were being acquired for investment purposes.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)      Exhibits.

4.1 Certificate of Rights and Preferences of Series C Convertible Preferred Stock of Newpark, dated December 27, 2000.

4.2      Agreement, dated December 27, 2000, between Newpark and Purchaser.

99.1     Press Release issued by Newpark on January 3, 2001.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

                                      NEWPARK RESOURCES, INC.



Dated: January 4, 2001                By /s/ Matthew W. Hardey
                                         -------------------------------------
                                         Matthew W. Hardey, Vice President and
                                         Chief Financial Officer



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                                INDEX TO EXHIBITS


EXHIBIT
NUMBER                     DESCRIPTION
-------                    -----------
4.1                        Certificate of Rights and Preferences of Series C
                           Convertible Preferred Stock of Newpark, dated
                           December 27, 2000.

4.2 Agreement, dated December 27, 2000, between Newpark and Purchaser.

99.1                       Press Release issued by Newpark on January 3, 2001.